Exhibit 3.1 and 4.1

CERTIFICATE OF DESIGNATIONS

OF

5.00% FIXED-TO-FLOATING RATE NON-CUMULATIVE

PREFERRED STOCK, SERIES P

OF

THE GOLDMAN SACHS GROUP, INC.

THE GOLDMAN SACHS GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The Securities Issuance Committee (the “Committee”) of the board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated October 28, 2011, the provisions of the restated certificate of incorporation and the amended and restated bylaws of the Corporation and applicable law, by unanimous written consent dated October 26, 2017, adopted the following resolution creating a series of 66,000 shares of Preferred Stock of the Corporation designated as “5.00% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series P”.

RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 28, 2011, the provisions of the restated certificate of incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation. The distinctive serial designation of such series of Preferred Stock is “5.00% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series P” (“Series P”). Each share of Series P shall be identical in all respects to every other share of Series P, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.

Section 2. Number of Shares. The authorized number of shares of Series P shall be 66,000. Shares of Series P that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Series P.

Section 3. Definitions. As used herein with respect to Series P:

(a) “30/360 (ISDA) Day Count Convention” means the number of days in the Dividend Period in respect of which payment is being made divided by 360, calculated on a formula basis as follows:

[360×(Y2–Y1)]+[30×(M2–M1)]+(D2–D1)
360

where:

“Y1” is the year, expressed as a number, in which the first day of the Dividend Period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the Dividend Period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the Dividend Period falls;

“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the Dividend Period falls;

“D1” is the first calendar day, expressed as a number, of the Dividend Period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the Dividend Period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

(b) “Actual/360 (ISDA) Day Count Convention” means the actual number of days in the Interest Period divided by 360.

(c) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

(d) “Board of Directors” means the board of directors of the Corporation.

(e) “ByLaws” means the amended and restated bylaws of the Corporation, as they may be amended from time to time.

(f) “Business Day” means (i) from the original issue date to and including November 10, 2022 (or, if such day is not a Monday, Tuesday, Wednesday, Thursday or Friday or is a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close, the next day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close), a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close, and (ii) thereafter, a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close and is a London Business Day.

(g) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time. The Corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series P is outstanding, a person or entity appointed and serving as such agent. The Calculation Agent may be a person or entity affiliated with the Corporation.

(h) “Certificate of Designations” means this Certificate of Designations relating to the Series P, as it may be amended from time to time.

(i) “Certification of Incorporation” shall mean the restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(k) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series P) that ranks junior to Series P either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(l) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London generally are authorized or obligated by law, regulation or executive order to close and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(m) “Parity Stock” means any class or series of stock of the Corporation (other than Series P) that ranks equally with Series P both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(n) “Preferred Stock” means any and all series of Preferred Stock, having a par value of $0.01 per share, of the Corporation, including the Series P.

(o) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series P, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series P, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series P, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation preference amount of $25,000 per share of Series P then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series P is outstanding.

(p) “Representative Amount” means, at any time, an amount that, in the Calculation Agent’s judgment, is representative of a single transaction in the relevant market at the relevant time.

(q) “Reuters screen” means the display on the Thomson Reuters Eikon service, or any successor or replacement service.

(r) “Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series P are entitled to vote as specified in Section 7 of this Certificate of Designations, any and all series of Preferred Stock (other than Series P) that rank equally with Series P either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 4. Dividends.

(a) Rate. Holders of Series P shall be entitled to receive, when, as and if declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) out of funds legally available for the payment of dividends under Delaware law, non-cumulative cash dividends per each share of Series P at the rate determined as set forth below in this Section (4) applied to the liquidation preference amount of $25,000 per share of Series P. Such dividends shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors), on the 10th day of May and November of each year, commencing on May

10, 2018 and ending on November 10, 2022, and on the 10th day of February, May, August and November of each year following November 10, 2022 (“Dividend Payment Dates”); provided that if any such Dividend Payment Date that occurs on or before November 10, 2022 is a day that is not a Business Day, such dividend shall instead be payable on the immediately succeeding Business Day without interest or other payment in respect of such delayed payment, and provided further, if any such Dividend Payment Date that would otherwise occur for any Dividend Period after the Dividend Period ending on but excluding November 10, 2022 is a day that is not a Business Day, such Dividend Payment Date shall instead be (and any such dividend shall accrue to and instead be payable on) the immediately succeeding Business Day unless such immediately succeeding Business Day falls in the next calendar month, in which case such Dividend Payment Date shall instead be (and any such dividend shall accrue to and instead be payable on) the immediately preceding Business Day. Dividends on Series P shall not be cumulative; holders of Series P shall not be entitled to receive any dividends not declared by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Series P shall not be declared or set aside for payment if and to the extent such dividends would cause the Corporation to fail to comply with the capital adequacy rules of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) applicable to the Corporation.

Dividends that are payable on Series P on any Dividend Payment Date will be payable to holders of record of Series P as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the date of original issue of the Series P, provided that, for any share of Series P issued after such original issue date, the initial Dividend Period for such shares may commence on and include such other date as the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) shall determine and publicly disclose) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable on the Series P in respect of any Dividend Period beginning prior to November 10, 2022 shall be calculated on the basis of the 30/360 (ISDA) Day Count Convention, and dividends payable on the Series P in respect of any Dividend Period beginning on or after November 10, 2022 shall be calculated by the Calculation Agent on the basis of the Actual/360 (ISDA) Day Count Convention. Dividends payable in respect of a Dividend Period shall be payable in arrears – i.e., on the first Dividend Payment Date after such Dividend Period.

The dividend rate on the Series P, for each Dividend Period beginning prior to November 10, 2022, shall be a rate per annum equal to 5.00%, and the dividend rate on the Series P, for each Dividend Period beginning on or after November 10, 2022, shall be a rate per annum equal to LIBOR (as defined below) for such Dividend Period plus 2.874%. LIBOR, with respect to any Dividend Period beginning on or after November 10, 2022, means the offered rate expressed as a percentage per annum for three-month deposits in U.S. dollars on the first day of such Dividend Period, as that rate appears on Reuters screen LIBOR01 (or any successor or replacement page) as of approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Dividend Period.

If the Calculation Agent determines on the relevant dividend determination date that the LIBOR base rate described in the preceding paragraph has been discontinued, then the Calculation Agent will use a substitute or successor base rate that it has determined in its sole discretion is most comparable to the LIBOR base rate, provided that if the Calculation Agent determines there is an industry-accepted successor base rate, then the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Unless the Calculation Agent uses a substitute or successor base rate as so provided, the following will apply.

(i) If the LIBOR base rate described in the second preceding paragraph does not appear on the Reuters screen LIBOR01 (or any successor or replacement page), LIBOR shall be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the second London Business Day immediately preceding the first day of such Dividend Period, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent: three-month deposits in U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate at approximately 11:00 A.M., London time. If at least two quotations are provided, LIBOR for such Dividend Period shall be the arithmetic mean of such quotations.

(ii) If fewer than two quotations are provided as described in the preceding paragraph, LIBOR for such Dividend Period shall be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., New York City time, on the second London Business Day immediately preceding the first day of such Dividend Period, by major banks in New York City selected by the Calculation Agent: three-month loans of U.S. dollars, beginning on the first day of such Dividend Period, and in a Representative Amount.

(iii) If no quotation is provided as described in the preceding paragraph, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for such Dividend Period in its sole discretion.

The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices, will be made available to any stockholder upon request and will be final and binding in the absence of manifest error.

Holders of Series P shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series P as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) Priority of Dividends. So long as any share of Series P remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock and other than through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series P have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of Goldman Sachs & Co. LLC, or any other affiliate of the Corporation, to engage in any market-making transactions in Junior Stock in the ordinary course of business.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) in full upon the Series P and any shares of Parity Stock, all dividends declared on the Series P and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series P and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series P shall not be entitled to participate in any such dividends.

Section 5. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series P shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series P as to such distribution, in full an amount equal to $25,000 per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date).

(b) Partial Payment. If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series P and all holders of any stock of the Corporation ranking equally with the Series P as to such distribution, the amounts paid to the holders of Series P and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series P and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than Series P and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series P, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series P receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Series P is perpetual and has no maturity date. The Corporation may, at its option, redeem the shares of Series P at the time outstanding, upon notice given as provided in Section 6(c) below, (i) in whole or in part, from time to time, on any date on or after November 10, 2022 (or, if not a Business Day, the next succeeding Business Day), or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a redemption price per share equal to $25,000, plus (except as otherwise provided herein below) an amount equal to any dividends per share that have accrued but not been paid for the then-current Dividend Period to but excluding the redemption date, whether or not such dividends have been declared. The redemption price for any shares of Series P shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above. Notwithstanding the foregoing, the Corporation may not redeem shares of Series P without having received the prior approval of the Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

(b) No Sinking Fund. The Series P will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series P will have no right to require redemption of any shares of Series P.

(c) Notice of Redemption. Notice of every redemption of shares of Series P shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this

Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series P designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series P. Notwithstanding the foregoing, if the Series P or any depositary shares representing interests in the Series P are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series P at such time and in any manner permitted by such facility. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series P to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of only part of the shares of Series P at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series P shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7. Voting Rights.

(a) General. The holders of Series P shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Right To Elect Two Directors Upon Nonpayment Events. If and whenever dividends on any shares of Series P shall not have been declared and paid for any Dividend Periods that, in aggregate, equal at least 18 months, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series P, together with the holders of all outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”), provided that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights).

In the event that the holders of the Series P, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series P or of any other series of Voting Preferred Stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series P or any series of Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 9 below, or as may otherwise be required by law.

When dividends have been paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series P for consecutive Dividend Periods that, in aggregate, equal at least one year after a Nonpayment Event, then the right of the holders of Series P to elect the Preferred Stock Directors shall cease (but subject always to revesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series P and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of all of the outstanding shares of the Series P and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of all of the outstanding shares of the Series P and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). Any such vote of stockholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such stockholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote. Each Preferred Stock Director elected at any special meeting of stockholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as above provided.

(c) Other Voting Rights. So long as any shares of Series P are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66 2⁄3% of the shares of Series P and any Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series P with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series P. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series P, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series P, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series P remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series P immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series P or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equally with and/or junior to the Series P with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series P.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series P and one or more but not all other series of Preferred Stock, then only the Series P and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).

(d) Changes for Clarification. Without the consent of the holders of the Series P, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series P, the Corporation may amend, alter, supplement or repeal any terms of the Series P:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or

(ii) to make any provision with respect to matters or questions arising with respect to the Series P that is not inconsistent with the provisions of this Certificate of Designations.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Series P shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series P shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series P (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or the Committee (or another duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the ByLaws, applicable law and any national securities exchange or other trading facility on which the Series P is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series P and all Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series P are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series P may deem and treat the record holder of any share of Series P as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Series P shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or ByLaws or by applicable law.

Section 10. No Preemptive Rights. No share of Series P shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Other Rights. The shares of Series P shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, THE GOLDMAN SACHS GROUP, INC. has caused this certificate to be signed by Robin A. Vince, its Treasurer, this 26th day of October, 2017.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ Robin A. Vince
Name:	Robin A. Vince
Title:	Treasurer